UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
August 14, 2012

WESTINGHOUSE SOLAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33695	90-0181035
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1475 S. Bascom Ave. Suite 101
Campbell, CA  95008
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(408) 402-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On August 14, 2012, Westinghouse Solar, Inc., a Delaware corporation (the “Company”), entered into a securities purchase agreement (the “Securities Purchase Agreement”) with an institutional accredited investor relating to the sale of 2,000,000 shares of common stock (the “Shares”) at a price of $0.25 per share.  The aggregate purchase price is $500,000.00. The sale of the Shares is being made with the authorization of CBD Energy Limited, for purposes of section 6.1(c) of the Agreement and Plan of Merger, dated as of May 7, 2012, by and among the Company, CBD Energy Limited and CBD-WS Merger Sub, Inc.  The Company intends to use the proceeds of the sale of the Shares as working capital for ordinary corporate purposes.

The Shares are registered under an existing shelf registration statement on Form S-3 (Registration No. 333-180239), which was declared effective by the Securities and Exchange Commission on March 27, 2012.

As a result of the sale of the Shares, pursuant to the terms of the outstanding Series B 4% Convertible Preferred Stock (the “Series B Preferred”), the conversion price of the Series B Preferred will be reduced from $0.60 per share of common stock to become $0.25 per share of common stock. There are currently 2,273 shares of Series B Preferred that remain outstanding. After adjustment to the conversion price as a result of the sale of the Shares, the outstanding Series B Preferred would be convertible into 8,181,670 shares of common stock.

A copy of the form of the Securities Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The foregoing is not a complete summary of the terms of the Securities Purchase Agreement described in this Item 1.01, and reference is made to the complete text of the agreement that is filed herewith as an exhibit.

Item 3.03    Material Modification to Rights of Security Holders.

The disclosure provided above in Item 1.01 is incorporated by reference into this Item 3.03.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Form of Securities Purchase Agreement by and among Westinghouse Solar, Inc. and the Purchaser thereto, dated as of August 14, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 14, 2012
WESTINGHOUSE SOLAR, INC.

By: /s/ Margaret R. Randazzo
Margaret R. Randazzo
Chief Executive Officer